Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE
Contact:
Charles N. Funk	James M. Cantrell	Steven Carr
President & CEO	VP & Interim CFO	Dresner Corporate Services
319.356.5800	319.356.5800	312.726.3600

MIDWESTONE FINANCIAL GROUP, INC.
REPORTS FOURTH QUARTER AND YEAR 2017 FINANCIAL RESULTS
Iowa City, Iowa, January 25, 2018 - MidWestOne Financial Group, Inc. (NASDAQ - MOFG) today reported its financial results for the three months and year ended December 31, 2017. The Company had a net loss for the fourth quarter of 2017 of $1.6 million compared with net income of $3.9 million for the same period last year, a decrease of $5.5 million, or 141.1%. Both basic and diluted earnings per share were $(0.13) for the fourth quarter of 2017 compared with $0.34 per share for both for the fourth quarter of 2016.
Earnings comparisons between the fourth quarter of 2017 and the same period in 2016 are highlighted by the following:

•	an increase of $5.9 million, or 125.0%, in the provision for loan losses, due primarily to a previously disclosed $7.3 million credit impairment related to a loan made to a commercial borrower; and

•	a $2.2 million increase in income tax expense related primarily to the $3.2 million revaluation of the Company’s deferred tax assets in accordance with the Tax Cuts and Jobs Act; partially offset by

•
a $1.9 million, or 7.7%, increase in net interest income, due primarily to a $2.2 million increase in interest and fees on loans, partially offset by an increase of $0.6 million in interest expense on deposits; and

•	a decrease of $1.0 million, or 4.8%, in noninterest expense, due primarily to decreases in all expense categories with the exception of a $0.1 million increase in salaries and employee benefits.
Net income for the year ended December 31, 2017 was $18.7 million, a decrease of $1.7 million, or 8.3%, compared to $20.4 million for 2016, with diluted earnings per share of $1.55 and $1.78 for the comparative twelve month periods, respectively. The decrease in net income was due primarily to the provision for loans losses increasing $9.4 million in 2017 compared to 2016, due primarily to the previously disclosed credit impairment related to a loan made to one commercial borrower. This was partially offset by a $7.7 million, or 8.7%, decrease in noninterest expense driven by a $4.6 million decrease in merger-related expenses, mainly in data processing ($1.9 million) and salaries and employee benefits expense ($1.9 million), attributable to the merger of Central Bank into MidWestOne Bank in 2016. Net interest income increased $4.6 million, or 4.6%, and noninterest income decreased $1.1 million, or 4.5% between 2016 and 2017. Also, as noted above, the Company realized a $3.5 million increase in income tax expense, $3.2 million of which was related to the revaluation of the Company’s deferred tax assets in accordance with the Tax Cuts and Jobs Act.
President and Chief Executive Officer Charles N. Funk stated, “We are disappointed by the large charge-off taken in the fourth quarter and its resulting effect on our quarterly and full year results. A full examination of our credit process has been undertaken to assure a higher level of quality control, and many changes have already been implemented. Unfortunately, the large provision overshadowed positive and tangible financial achievements in 2017, such as the continued increase in our net interest income, growth in loans and deposits, and continued reduction in expenses.”
Results of Operations
Net interest income of $26.4 million for the fourth quarter of 2017 increased $1.9 million, or 7.7%, from $24.5 million for the fourth quarter of 2016, primarily due to an increase of $2.6 million, or 9.4%, in interest income. An increase in the merger-related discount accretion of $0.4 million, to $1.1 million for the fourth quarter of 2017 compared to $0.7 million for the fourth quarter of 2016, assisted by a $106.7 million increase in average loan balances, resulted in loan interest income increasing $2.2 million, or 9.0%, to $26.2 million for the fourth quarter of 2017 compared to the fourth quarter of 2016. Income from investment securities was $4.2 million for the fourth quarter of 2017, up from $3.8 million for the fourth quarter of 2016, which resulted from an increase of $22.4 million in the average balance, and an increase of 16 basis points in the yield between the two comparable periods. Interest expense increased $0.7 million, or 22.0%, to $4.1 million for the fourth quarter of 2017, compared to $3.4 million for the same period in 2016 primarily due to an increase in the cost of interest-bearing deposits of 8 basis points on increased average balances of $104.5 million between the two periods. The merger-related amortization of the purchase accounting premium on certificates of deposit, which acts to reduce interest expense, declined from $0.1 million for the fourth quarter of 2016, to zero for the same period of 2017.
Net interest income for the year ended December 31, 2017, was $104.2 million, up $4.6 million, or 4.6%, from $99.6 million for the year ended December 31, 2016, primarily due to an increase of $7.0 million, or 6.2%, in interest income. Loan interest income increased $4.2 million, or 4.3%, to $102.4 million for the year of 2017 compared to the year of 2016, primarily due to the 11 basis point increase in average loan yield between the two periods, which included the effect of an increase in the discount accretion related to the merger in 2015 of the Company with Central Bancshares, Inc. (“Central”), to $4.8 million for the year ended December 31, 2017, compared to $3.2 million for the year ended December 31, 2016. The loan interest income in 2017 also benefited from a $40.0 million, or 1.9%, increase in the average balance of loans between the comparative periods. Interest income on investment securities rose $2.8 million, or 20.1%, to $16.8 million for the year of 2017 compared to the year of 2016 primarily due to an increase of $89.9 million in the average balance between the comparative periods. These income increases were partially offset by an increase of $2.4 million, or 19.0%, in interest expense, to $15.1 million for the year ended December 31, 2017, compared to $12.7 million for the year of 2016. Interest expense on deposits increased $2.1 million, or 22.5%, to $11.5 million for the year ended December 31, 2017 compared to $9.4 million for the year ended December 31, 2016, due in part to the interest expense on deposits for the year ended December 31, 2017 including no merger-related amortization of the purchase accounting premium on certificates of deposit, and the interest expense on deposits for the year ended December 31, 2016 including $0.9 million in merger-related amortization. Additionally, the average balance of interest-bearing deposits increased $99.3 million, or 5.1% between the two periods. Interest expense related to borrowings rose $0.3 million, or 9.4% between the two periods, primarily due to a 5 basis point increase in average rate.
The net interest margin for the fourth quarter of 2017, calculated on a fully tax-equivalent basis, was 3.77%, or 9 basis points higher than the net interest margin of 3.68% for the fourth quarter of 2016. The yield on loans increased 16 basis points, due in part to higher discount accretion, and the yield on investment securities increased by 16 basis points, resulting in higher yield on interest-earning assets for the fourth quarter of 2017 compared to the fourth quarter of 2016. The cost of deposits increased 8 basis points, due primarily to the absence of purchase premium amortization in 2017, while the average cost of borrowings edged higher by 3 basis points. The Company also posted a net interest margin of 3.83% for the year of 2017, up 3 basis points from the net interest margin of 3.80% for the same period in 2016. For the year of 2017 compared with 2016, an 11 basis point increase in loan yields and a higher volume of average loans, coupled with a higher average balance of investment securities, which generally have a lower yield compared to loans, resulted in a 10 basis point increase in the yield on earning assets. This increase in income was partly offset by a 21 basis point increase in the cost of certificates of deposit due primarily to the aforementioned decrease in deposit premium amortization. This, combined with an increase in the cost of borrowed funds of 5 basis points, were the primary factors in an 8 basis point increase in the cost of interest-bearing liabilities.
For the fourth quarter of 2017, the provision for loan losses saw an increase of $5.9 million, or 125.0%, to $10.7 million, compared to $4.7 million for the fourth quarter of 2016. For the year ended December 31, 2017, the provision for loan losses was $17.3 million, compared to $8.0 million for the same period of 2016, an increase of $9.4 million, or 117.1%. These increases were primarily due to the identification of $7.3 million of credit impairment related to a loan made to one of the Company’s commercial borrowers based on new information received about the financial status of the borrower in the fourth quarter of 2017. Prior to the fourth quarter of 2017, this loan had been classified as substandard and had a specific allowance for loan losses related to it of $1.9 million. In addition, loan growth (excluding loans held for sale) of $121.6 million for the year ended December 31, 2017 compared to loan growth of $13.2 million for the same period in 2016 contributed to the increase in the provision for loan losses in 2017 compared to 2016. Loan growth was $22.9 million for the fourth quarter of 2017 compared to a decrease in loan balances in the fourth quarter of last year of $23.3 million. In addition, the Company’s methodology requires increased reserves when a loan moves from pass to watch or substandard. During the year of 2017, approximately $35.0 million of loans moved from a pass rating to a watch rating, and $2.5 million moved to a substandard rating. During the same time period in 2016, there was a decrease in watch and substandard loan balances of approximately $7.0 million. Lastly, a loan identified as a substandard loan at December 31, 2016 and renewed as a troubled debt restructuring in the first quarter of 2017 required an additional reserve allocation of approximately $1.8 million during the first quarter of 2017. The Company’s additional provision in the fourth quarter of 2017 boosts the allowance for loan losses to total non-acquired loans ratio to 1.39%.
Noninterest income for the fourth quarter of 2017 decreased $0.2 million, or 3.3%, to $5.5 million from $5.7 million in the fourth quarter of 2016. The greatest decrease was in other service charges and fees, which decreased $0.4 million, or 23.1%, from $1.8 million in the fourth quarter of 2016 to $1.4 million for the fourth quarter of 2017, due to the absence of income related to FDIC loss share agreements in the fourth quarter of 2017. The FDIC loss sharing agreements were terminated on July 14, 2017.

Gain on sale of premises and equipment decreased to zero for the fourth quarter of 2017, compared to a gain of $0.4 million for the fourth quarter of 2016, while loan origination and servicing fees decreased $0.1 million, or 7.9%, from $1.0 million for the fourth quarter of 2016 to $0.9 million for the fourth quarter of 2017. This decrease was due to a lower level of loans originated and sold on the secondary market in the fourth quarter of 2017 compared to the fourth quarter of 2016, a result of the general decrease in mortgage activity in our markets. Other gain (loss) increased $0.4 million, or 89.0%, between the fourth quarter of 2017 and the fourth quarter of 2016, due primarily to the 2016 amount including a net loss on the buyout of a small state-sponsored student loan participation of $0.2 million and a write down of other real estate owned of $0.1 million. Other gain (loss) represents gains and losses on the sale of branch banking offices, other real estate owned, and other assets. Trust, investment and insurance fees increased $0.3 million, or 19.9%, to $1.6 million for the fourth quarter of 2017 compared to $1.3 million, for the fourth quarter of 2016.
For the year ended December 31, 2017, noninterest income decreased $1.1 million, or 4.5%, to $22.4 million from $23.4 million during the same period of 2016. This decline was primarily due to the $1.1 million decrease in other gains for the year ended December 31, 2017, compared to the same period in 2016. The year of 2016 included a net gain on other real estate owned of $0.6 million, a net gain on the sale of the Rice Lake and Barron, Wisconsin, and Davenport, Iowa, branch offices of $1.2 million, and the writedown of other real estate owned of $0.6 million. Loan origination and servicing fees decreased $0.4 million, or 9.3%, between the comparative periods, and gains on the sale of available for sale securities decreased $0.3 million between the comparative 2016 and 2017 periods. These decreases were partially offset by an increase of $0.6 million, or 11.0%, in trust, investment, and insurance fees to $6.2 million for the year of 2017 compared with $5.6 million for the same period in 2016 due to the hiring of additional business development officers, growth in equity markets, and an increase in overall sales volume.
“Top line revenue for 2017 was a bright spot in our income statement, as net interest income was up for the year a healthy 4.6%,” said Mr. Funk. “Trust, investment, and insurance fees were up 11.0%, but real estate loan origination and servicing fees were down 9.3% as 2017 was a tougher year for originations. We expect top line revenue growth to continue in 2018.”
Fourth quarter 2017 noninterest expense was $20.1 million, a decrease of $1.0 million, or 4.8%, from the fourth quarter of 2016. With the exception of salaries and employee benefits, all noninterest expense items experienced a decrease due to an increased focus on expense reduction. Other operating expense for the fourth quarter of 2017 decreased $0.4 million, or 14.0%, compared with the fourth quarter of 2016, primarily due to lower loan and collection expenses. Data processing expense experienced a decrease of $0.3 million, or 27.8%, for the quarter ended December 31, 2017 compared to the quarter ended December 31, 2016 , and net occupancy and equipment expense decreased $0.2 million, or 6.7%, to $3.0 million for the fourth quarter of 2017 compared to $3.2 million for the fourth quarter of 2016. Salaries and employee benefits increased $0.1 million, or 1.1%, from $12.0 million for the fourth quarter of 2016 to $12.2 million for the fourth quarter of 2017, due to normal annual salary and personnel adjustments.
Noninterest expense decreased to $80.1 million for the year ended December 31, 2017, compared with $87.8 million for the year ended December 31, 2016, a decrease of $7.7 million, or 8.7%, with all expense line items showing a decrease between 2016 and 2017. The decrease was primarily due to the absence of merger-related expenses for the year ended December 31, 2017, compared to $4.6 million for the year ended December 31, 2016 relating to the merger of Central Bank into MidWestOne Bank. Data processing expense declined $2.3 million, or 45.9%, for the year ended December 31, 2017, compared to the year ended December 31, 2016, primarily due to the inclusion of $1.9 million in contract termination expense in connection with the bank merger in 2016. Salaries and employee benefits decreased $1.8 million, or 3.5%, from $49.6 million for the year ended December 31, 2016, to $47.9 million for the year ended December 31, 2017. This decrease was primarily due to $1.9 million of merger-related expenses for the year ended December 31, 2016. Other operating expenses decreased $1.5 million, or 14.3%, from $10.4 million for the year ended December 31, 2016, to $8.9 million for the year ended December 31, 2017, primarily due to lower fraud losses and deposit account charge-offs.
Income tax expense was $2.8 million for the fourth quarter of 2017 compared to $0.5 million for the same period in 2016, and was $10.4 million for the year ended December 31, 2017, compared to $6.9 million for the same period in 2016. This expense variation was primarily due to the impact of the Tax Cuts and Jobs Act (the “Tax Act”) enacted by the U.S. government on December 22, 2017. The Tax Act introduced tax reform that reduces the corporate federal income tax rate from 35% to 21%, among other changes. While the corporate tax rate reduction is effective January 1, 2018, the Company has determined that U.S. GAAP requires a revaluation of its net deferred tax asset. Deferred income taxes result from temporary differences between the tax basis of assets and liabilities and their reported amounts in the financial statements, which will result in taxable or deductible amounts in future years. Deferred tax assets and liabilities are measured using enacted rates expected to apply to taxable income in years in which those temporary differences are expected to be recovered or settled. Deferred tax assets and liabilities are adjusted through income tax expense as changes in tax laws are enacted. The Company estimated that, based on current information, the Tax Act's impact will be to reduce the value of the Company's net deferred tax asset by approximately $3.2 million, which was recorded as additional income tax expense during the fourth quarter of 2017. While the Tax Act negatively impacted earnings for the fourth quarter of 2017, the lower corporate rate is expected to be an ongoing benefit to the Company. The Company’s revaluation of its deferred tax asset is subject to further clarifications of the Tax Act that cannot be estimated at this time, and the Company will continue to analyze the Tax Act to determine the full effects of the new law, including the new lower corporate tax rate, on its financial condition and results of operations.
Balance Sheet and Asset Quality
Total assets were $3.21 billion at December 31, 2017, an increase of $132.7 million, or 4.3% from December 31, 2016. Loans increased $121.6 million, or 5.6%, from $2.17 billion at December 31, 2016 to $2.29 billion at December 31, 2017. Bank-owned life insurance increased $12.6 million, or 26.7%, between these two dates, due to a recent expansion of the program to include additional employees due to the Central merger. These increases were partially offset by decreases in investment securities of $2.6 million, or 0.4%, loans held for sale of $3.4 million, or 79.8%, and intangible assets of $3.1 million, or 20.6% between December 31, 2016 and December 31, 2017. Total deposits at December 31, 2017, were $2.61 billion, an increase of $124.9 million, or 5.0%, from December 31, 2016. The mix of deposits saw increases between December 31, 2016 and December 31, 2017 of $49.9 million, or 7.7%, in certificates of deposit, $91.8 million, or 8.1%, in interest-bearing checking deposits, and $15.7 million, or 8.0%, in savings deposits. These increases were partially offset by a decrease in non-interest-bearing demand deposits of $32.6 million, or 6.6% between December 31, 2016, and December 31, 2017. Between December 31, 2016 and December 31, 2017, securities sold under agreements to repurchase rose $14.0 million, due to normal cash need fluctuations by customers, while federal funds purchased declined $34.7 million, or 97.2%, to $1.0 million compared to $35.7 million. There was no change in the level of FHLB borrowings between the two periods. The overall decrease in borrowings was the result of excess liquidity due to the increase in deposits and decrease in investment securities, which was enough to offset growth in the loan portfolio. At December 31, 2017, long-term debt had an outstanding balance of $12.5 million, a decrease of $5.0 million, or 28.6%, from December 31, 2016, due to normal scheduled repayments.
“Our deposit growth in 2017 of 5.0% and loan growth of 5.6% reflects strong contributions from the faster growing markets in our footprint,” stated Mr. Funk. “We expect loan volume to stay strong in 2018’s first quarter, but expect a seasonal outflow of deposits in January and February.”
Total loans (excluding loans held for sale) increased $121.6 million, or 5.6%, from $2.17 billion at December 31, 2016 to $2.29 billion at December 31, 2017. The mix of loans saw increases between December 31, 2016 and December 31, 2017 primarily concentrated in commercial real estate-other, commercial and industrial, and construction and development. Decreases occurred in residential real estate, agricultural, farmland, multifamily, and consumer loans. As of December 31, 2017, the largest category of loans was commercial real estate loans, comprising approximately 51% of the portfolio, of which 7% of total loans were construction and development, 6% of total loans were multifamily residential mortgages, and 4% of total loans were farmland. Commercial and industrial loans was the next largest category at 22% of total loans, followed by residential real estate loans at 21%, agricultural loans at 5%, and consumer loans at 2%. Included in these totals are $19.7 million, net of a discount of $1.7 million, or 0.9% of the total loan portfolio, in purchased credit impaired loans as a result of the merger between the Company and Central in 2015.
Nonperforming loans decreased from $28.5 million, or 1.31% of total loans, at December 31, 2016, to $23.9 million, or 1.04% of total loans, at December 31, 2017. At December 31, 2017, nonperforming loans consisted of $14.8 million in nonaccrual loans, $8.9 million in troubled debt restructures (“TDRs”) and $0.2 million in loans past due 90 days or more and still accruing interest. This compares to nonaccrual loans of $20.7 million, TDRs of $7.3 million, and loans past due 90 days or more and still accruing interest of $0.5 million at December 31, 2016. Nonaccrual loans decreased $5.9 million between December 31, 2016, and December 31, 2017. This was primarily driven by net charge-offs of $11.1 million in 2017 coupled with one loan being added in the fourth quarter of 2017 for $5.0 million. The balance of TDRs increased $1.6 million between these two dates, as the addition of seven loans (representing four lending relationships) totaling $5.3 million was partially offset by payments collected from TDR-status borrowers totaling $2.8 million, and three loans totaling $0.9 million moving to non-disclosed status. Loans 90 days past due and still accruing interest decreased $0.3 million between December 31, 2016, and December 31, 2017. Loans past due 30 to 89 days and still accruing interest (not included in the nonperforming loan totals) increased to $8.4 million at December 31, 2017, compared with $7.8 million at December 31, 2016. At December 31, 2017, other real estate owned (not included in nonperforming loans) was $2.0 million, down from $2.1 million of other real estate owned at December 31, 2016. During the year of 2017, the Company had a net decrease of 13 properties in other real estate owned. As of December 31, 2017, the allowance for loan losses was $28.1 million, or 1.23% of total loans, compared with $21.9 million, or 1.01% of total loans at December 31, 2016. The allowance for loan losses represented 117.59% of nonperforming loans at December 31, 2017, compared with 76.76% of nonperforming loans at December 31, 2016. The Company had net loan charge-offs of $11.1 million in the year ended December 31, 2017, or an annualized 0.51% of average loans outstanding, compared to net charge-offs of $5.6 million, or an annualized 0.26% of average loans outstanding, for the same period of 2016.
Mr. Funk continued, “Our agricultural loan customers continue to face challenges caused by low commodity prices. However, crop yields in 2017 were surprisingly strong in much of our footprint, and this has slightly eased the financial pressure for many borrowers. We believe that, while increased reserve allocation may be required for some of our borrowers, our collateral positions remain solid and we do not forecast a significant elevation of charge-offs at this time.”

Non-acquired loans with a balance of $1.96 billion had $27.2 million of the allowance for loan losses allocated to them, providing an allocated allowance for loan loss to non-acquired loan ratio of 1.39%. Non-acquired loans are total loans minus those loans acquired in the Central merger. New loans and renewed loans made after the merger are considered non-acquired loans.

(in thousands)	Gross Loans (A)	Discount (B)	Loans, Net of Discount (A-B)	Allowance (C)	Allowance/Gross Loans (C/A)	Allowance + Discount/Gross Loans ((B+C)/A)
Total Non-Acquired Loans	$1,964,047	$—	$1,964,047	$27,209	1.39%	1.39%
Total Acquired Loans	331,122	8,474	322,648	850	0.26	2.82
Total Loans	$2,295,169	$8,474	$2,286,695	$28,059	1.23%	1.59%
Investment securities totaled $643.3 million at December 31, 2017, or 20.0% of total assets, a decrease of $2.6 million, or 0.4%, from $645.9 million, or 21.0% of total assets, as of December 31, 2016. A total of $447.7 million of the investment securities were classified as available for sale at December 31, 2017, compared to $477.5 million at December 31, 2016. As of December 31, 2017, the portfolio consisted mainly of obligations of states and political subdivisions (41.7%), mortgage-backed securities and collateralized mortgage obligations (37.4%), corporate debt securities (16.5%), and obligations of U.S. government agencies (4.0%). Investment securities held to maturity were $195.6 million at December 31, 2017, compared to $168.4 million at December 31, 2016.
Capital Adequacy
Total shareholders’ equity was $340.3 million as of December 31, 2017, compared to $305.5 million as of December 31, 2016, an increase of $34.8 million, or 11.4%. This increase was primarily attributable to the issuance of 750,000 shares of common stock in a public offering in March and April of 2017, resulting in $24.4 million of additional capital, net of expenses. Also contributing to the change in capital was net income of $18.7 million for the year of 2017, and a $0.6 million decrease in treasury stock due to the issuance of 33,251 shares of Company common stock in connection with stock compensation plans. These increases were partially offset by the payment of $8.1 million in common stock dividends, and a $1.5 million decrease in accumulated other comprehensive income due to market value adjustments on investment securities available for sale. No shares of Company common stock were repurchased in the fourth quarter of 2017. The total shareholders’ equity to total assets ratio was 10.59% at December 31, 2017, up from 9.92% at December 31, 2016. The tangible equity to tangible assets ratio (a non-GAAP financial measure) was 8.44% at December 31, 2017, compared with 7.62% at December 31, 2016. Tangible book value per share (a non-GAAP financial measure) was $21.67 at December 31, 2017, an increase from $20.00 per share at December 31, 2016.
Quarterly Cash Dividend Declared
On January 17, 2018, the Company’s board of directors declared a quarterly cash dividend of $0.195 per common share, a 15% increase from the dividend paid in each of the previous two quarters. The dividend is payable March 15, 2018, to shareholders of record at the close of business on March 1, 2018. At this quarterly rate, the indicated annual cash dividend is equal to $0.78 per common share.
“Our capital position remains strong, and the increase in the dividend is evidence of the board’s confidence in our promising outlook for 2018 and beyond,” concluded Mr. Funk.
MidWestOne Bank Names Senior Vice President of Retail Banking
On January 8, 2018, the Company announced the appointment of David Lindstrom as Senior Vice President, Retail Banking of MidWestOne Bank. Mr. Lindstrom most recently served as the Market President of the Minneapolis-West market for BMO Harris Bank in Minneapolis, Minnesota. He brings significant experience to MidWestOne Bank in the areas of retail leadership, business development and customer relationship management.
Conference Call Details
MidWestOne will host a conference call for investors at 11:00 a.m., CDT, on Friday, January 26, 2018. To participate, please dial 866-233-3483 at least fifteen minutes before the call start time. If you are unable to participate on the call, a replay will be available until April 26, 2018 by calling 877-344-7529 and using the replay access code of 10114832. A transcript of the call will also be available on the company’s web site (www.midwestone.com) within three business days of the event.
About MidWestOne Financial Group, Inc.
MidWestOne Financial Group, Inc. is a financial holding company headquartered in Iowa City, Iowa. MidWestOne Financial is the parent company of MidWestOne Bank, which operates banking offices in Iowa, Minnesota, Wisconsin, Florida, and Colorado. MidWestOne provides electronic delivery of financial services through its website, MidWestOne.com. MidWestOne Financial trades on the NASDAQ Global Select Market under the symbol “MOFG”.

Cautionary Note Regarding Forward-Looking Statements
This release contains certain “forward-looking statements” within the meaning of such term in the Private Securities Litigation Reform Act of 1995. We and our representatives may, from time to time, make written or oral statements that are “forward-looking” and provide information other than historical information. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from any results, levels of activity, performance or achievements expressed or implied by any forward-looking statement. These factors include, among other things, the factors listed below. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of our management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “should,” “could,” “would,” “plans,” “goals,” “intend,” “project,” “estimate,” “forecast,” “may” or similar expressions. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, these statements. Readers are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Additionally, we undertake no obligation to update any statement in light of new information or future events, except as required under federal securities law.
Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors that could have an impact on our ability to achieve operating results, growth plan goals and future prospects include, but are not limited to, the following: (1) credit quality deterioration or pronounced and sustained reduction in real estate market values causing an increase in the allowance for credit losses, an increase in the provision for loan losses, and a reduction in net earnings; (2) our management’s ability to reduce and effectively manage interest rate risk and the impact of interest rates in general on the volatility of our net interest income; (3) changes in the economic environment, competition, or other factors that may affect our ability to acquire loans or influence the anticipated growth rate of loans and deposits and the quality of the loan portfolio and loan and deposit pricing; (4) fluctuations in the value of our investment securities; (5) governmental monetary and fiscal policies; (6) legislative and regulatory changes, including changes in banking, securities and tax laws and regulations and their application by our regulators and changes in the scope and cost of Federal Deposit Insurance Corporation insurance and other coverages; (7) the ability to attract and retain key executives and employees experienced in banking and financial services; (8) the sufficiency of the allowance for loan losses to absorb the amount of actual losses inherent in our existing loan portfolio; (9) our ability to adapt successfully to technological changes to compete effectively in the marketplace; (10) credit risks and risks from concentrations (by geographic area and by industry) within our loan portfolio; (11) the effects of competition from other commercial banks, thrifts, mortgage banking firms, consumer finance companies, credit unions, securities brokerage firms, insurance companies, money market and other mutual funds, and other financial institutions operating in our markets or elsewhere or providing similar services; (12) the failure of assumptions underlying the establishment of allowances for loan losses and estimation of values of collateral and various financial assets and liabilities; (13) the risks of mergers, including, without limitation, the related time and costs of implementing such transactions, integrating operations as part of these transactions and possible failures to achieve expected gains, revenue growth and/or expense savings from such transactions; (14) volatility of rate-sensitive deposits; (15) operational risks, including data processing system failures or fraud; (16) asset/liability matching risks and liquidity risks; (17) the costs, effects and outcomes of existing or future litigation; (18) changes in general economic or industry conditions, nationally, internationally or in the communities in which we conduct business; (19) changes in accounting policies and practices, as may be adopted by state and federal regulatory agencies and the Financial Accounting Standards Board; (20) war on terrorist activities which may cause further deterioration in the economy or cause instability in credit markets; (21) cyber-attacks; and (22) other risk factors detailed from time to time in Securities and Exchange Commission filings made by the Company.

Non-GAAP Presentations:
Certain non-GAAP ratios and amounts are provided to evaluate and measure the Company’s operating performance and financial condition, including tangible book value per share, the tangible equity to tangible assets ratio, return on average tangible equity, net interest margin, earnings per share excluding merger-related expenses, and the efficiency ratio. Management believes this data provides investors with pertinent information regarding the Company’s profitability, financial condition and capital adequacy and how management evaluates such metrics internally.  The following tables provide a reconciliation of each non-GAAP measure to the most comparable GAAP equivalent.

	As of	As of	As of	As of	As of
	December 31,	September 30,	June 30,	March 31,	December 31,
(unaudited, dollars in thousands, except per share data)	2017	2017	2017	2017	2016
Tangible Equity
Total shareholders’ equity	$340,304	$346,563	$342,872	$327,514	$305,456
Plus: Deferred tax liability associated with intangibles	1,241	2,141	2,432	2,741	3,068
Less: Intangible assets, net	(76,700)	(77,413)	(78,172)	(78,976)	(79,825)
Tangible equity	$264,845	$271,291	$267,132	$251,279	$228,699
Tangible Assets
Total assets	$3,212,271	$3,144,199	$3,091,045	$3,083,515	$3,079,575
Plus: Deferred tax liability associated with intangibles	1,241	2,141	2,432	2,741	3,068
Less: Intangible assets, net	(76,700)	(77,413)	(78,172)	(78,976)	(79,825)
Tangible assets	$3,136,812	$3,068,927	$3,015,305	$3,007,280	$3,002,818
Common shares outstanding	12,219,611	12,218,528	12,218,528	11,959,521	11,436,360
Tangible Book Value Per Share	$21.67	$22.20	$21.86	$21.01	$20.00
Tangible Equity/Tangible Assets	8.44%	8.84%	8.86%	8.36%	7.62%

	For the Three Months Ended			For the Years Ended
(unaudited, dollars in thousands)	December 31, 2017	September 30, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Net Income	$(1,590)	$6,342	$3,870	$18,699	$20,391
Plus: Intangible amortization, net of tax(1)	463	493	600	2,031	2,580
Adjusted net income	$(1,127)	$6,835	$4,470	$20,730	$22,971
Average Tangible Equity
Average total shareholders’ equity	$347,678	$344,961	$309,210	$334,966	$304,670
Plus: Average deferred tax liability associated with intangibles	1,993	2,282	3,238	2,436	3,909
Less: Average intangible assets, net of amortization	(77,037)	(77,775)	(80,262)	(78,159)	(81,727)
Average tangible equity	$272,634	$269,468	$232,186	$259,243	$226,852
Return on Average Tangible Equity (annualized)	(1.64)%	10.06%	7.66%	8.00%	10.13%

Net Interest Margin Tax Equivalent Adjustment
Net interest income	$26,411	$26,492	$24,530	$104,175	$99,606
Plus tax equivalent adjustment:(1)
Loans	485	446	408	1,730	1,692
Securities	814	820	769	3,297	3,023
Tax equivalent net interest income (1)	$27,710	$27,758	$25,707	$109,202	$104,321
Average interest earning assets	$2,919,014	$2,858,715	$2,779,084	$2,853,830	$2,747,493
Net Interest Margin	3.77%	3.85%	3.68%	3.83%	3.80%
(1) Computed on a tax-equivalent basis, assuming a federal income tax rate of 35%

	For the Three Months Ended			For the Years Ended
(unaudited, dollars in thousands, except per share data)	December 31, 2017	September 30, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Net Income	$(1,590)	$6,342	$3,870	$18,699	$20,391
Plus: Merger-related expenses	—	—	406	—	4,568
Net tax effect of above item(1)	—	—	(138)	—	(1,682)
Net income exclusive of merger-related expenses	$(1,590)	$6,342	$4,138	$18,699	$23,277
Diluted average number of shares	12,247,393	12,238,991	11,470,531	12,062,577	11,456,324
Earnings (Loss) Per Common Share-Diluted	$(0.13)	$0.52	$0.34	$1.55	$1.78
Earnings (Loss) Per Common Share-Diluted, exclusive of merger-related expenses	$(0.13)	$0.52	$0.36	$1.55	$2.03

Operating Expense
Total noninterest expense	$20,093	$19,744	$21,106	$80,136	$87,806
Less: Amortization of intangibles	(713)	(759)	(924)	(3,125)	(3,970)
Operating expense	$19,380	$18,985	$20,182	$77,011	$83,836
Operating Revenue
Tax equivalent net interest income (2)	$27,710	$27,758	$25,707	$109,202	$104,321
Plus: Noninterest income	5,534	5,916	5,720	22,370	23,434
Less: (Gain) loss on sale or call of available for sale securities	8	(176)	3	(188)	(464)
(Gain) loss on sale or call of held to maturity securities	(10)	—	—	(53)	—
(Gain) loss on sale of premises and equipment	—	4	(9)	(2)	44
Other (gain) loss	53	(14)	245	(11)	(1,133)
Operating revenue	$33,295	$33,488	$31,666	$131,318	$126,202
Efficiency Ratio	58.21%	56.69%	63.73%	58.64%	66.43%
(1) Computed based on qualifying tax deductible expenses, assuming a federal income tax rate of 35%
(2) Computed on a tax-equivalent basis, assuming a federal income tax rate of 35%

MIDWESTONE FINANCIAL GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	As of December 31, 2017	As of December 31, 2016
(dollars in thousands)	(unaudited)
ASSETS
Cash and due from banks	$44,818	$41,464
Interest-bearing deposits in banks	5,474	1,764
Federal funds sold	680	—
Cash and cash equivalents	50,972	43,228
Investment securities:
Available for sale	447,660	477,518
Held to maturity (fair value of $194,343 as of December 31, 2017 and $164,792 as of December 31, 2016)	195,619	168,392
Loans held for sale	856	4,241
Loans	2,286,695	2,165,143
Allowance for loan losses	(28,059)	(21,850)
Net loans	2,258,636	2,143,293
Premises and equipment, net	75,969	75,043
Accrued interest receivable	14,732	13,871
Goodwill	64,654	64,654
Other intangible assets, net	12,046	15,171
Bank-owned life insurance	59,831	47,231
Other real estate owned	2,010	2,097
Deferred income taxes	6,525	6,523
Other assets	22,761	18,313
Total assets	$3,212,271	$3,079,575
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Non-interest-bearing demand	$461,969	$494,586
Interest-bearing checking	1,228,112	1,136,282
Savings	213,430	197,698
Certificates of deposit under $100,000	324,681	326,832
Certificates of deposit $100,000 and over	377,127	325,050
Total deposits	2,605,319	2,480,448
Federal funds purchased	1,000	35,684
Securities sold under agreements to repurchase	96,229	82,187
Federal Home Loan Bank borrowings	115,000	115,000
Junior subordinated notes issued to capital trusts	23,793	23,692
Long-term debt	12,500	17,500
Deferred compensation liability	5,199	5,180
Accrued interest payable	1,428	1,472
Other liabilities	11,499	12,956
Total liabilities	2,871,967	2,774,119
Shareholders' equity:
Preferred stock, no par value; authorized 500,000 shares; no shares issued and outstanding at December 31, 2017 and December 31, 2016	$—	$—
Common stock, $1.00 par value; authorized 30,000,000 shares at December 31, 2017 and 15,000,000 shares at December 31, 2016; issued 12,463,481 shares at December 31, 2017 and 11,713,481 shares at December 31, 2016; outstanding 12,219,611 shares at December 31, 2017 and 11,436,360 shares at December 31, 2016	12,463	11,713
Additional paid-in capital	187,486	163,667
Treasury stock at cost, 243,870 shares as of December 31, 2017 and 277,121 shares as of December 31, 2016	(5,121)	(5,766)
Retained earnings	148,078	136,975
Accumulated other comprehensive income (loss)	(2,602)	(1,133)
Total shareholders' equity	340,304	305,456
Total liabilities and shareholders' equity	$3,212,271	$3,079,575

MIDWESTONE FINANCIAL GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended			Year Ended
(unaudited, dollars in thousands)	December 31, 2017	September 30, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Interest income:
Interest and fees on loans	$26,231	$26,206	$24,068	$102,366	$98,162
Interest on bank deposits	88	19	20	138	161
Interest on federal funds sold	3	—	1	4	5
Interest on investment securities:
Taxable securities	2,676	2,589	2,373	10,573	8,297
Tax-exempt securities	1,540	1,547	1,452	6,239	5,703
Total interest income	30,538	30,361	27,914	119,320	112,328
Interest expense:
Interest on deposits:
Interest-bearing checking	1,025	913	805	3,648	3,151
Savings	60	53	51	215	267
Certificates of deposit under $100,000	941	893	840	3,579	2,929
Certificates of deposit $100,000 and over	1,094	1,041	861	4,047	3,032
Total interest expense on deposits	3,120	2,900	2,557	11,489	9,379
Interest on federal funds purchased	19	81	17	171	47
Interest on securities sold under agreements to repurchase	116	53	37	241	158
Interest on Federal Home Loan Bank borrowings	517	474	440	1,838	1,827
Interest on other borrowings	3	3	3	12	19
Interest on junior subordinated notes issued to capital trusts	245	243	217	949	825
Interest on long-term debt	107	115	113	445	467
Total interest expense	4,127	3,869	3,384	15,145	12,722
Net interest income	26,411	26,492	24,530	104,175	99,606
Provision for loan losses	10,669	4,384	4,742	17,334	7,983
Net interest income after provision for loan losses	15,742	22,108	19,788	86,841	91,623
Noninterest income:
Trust, investment, and insurance fees	1,595	1,454	1,330	6,189	5,574
Service charges and fees on deposit accounts	1,291	1,295	1,332	5,126	5,219
Loan origination and servicing fees	889	1,012	965	3,421	3,771
Other service charges and fees	1,412	1,625	1,836	5,992	5,951
Bank-owned life insurance income	398	344	326	1,388	1,366
Gain (loss) on sale or call of available for sale securities	(8)	176	(3)	188	464
Gain on sale or call of held to maturity securities	10	—	—	53	—
Gain (loss) on sale of premises and equipment	—	(4)	418	2	(44)
Other gain (loss)	(53)	14	(484)	11	1,133
Total noninterest income	5,534	5,916	5,720	22,370	23,434
Noninterest expense:
Salaries and employee benefits	12,152	12,039	12,014	47,864	49,621
Net occupancy and equipment expense	2,982	2,986	3,196	12,305	13,066
Professional fees	971	933	1,035	3,962	4,216
Data processing expense	692	723	959	2,674	4,940
FDIC insurance expense	308	238	332	1,265	1,563
Amortization of intangible assets	713	759	924	3,125	3,970
Other operating expense	2,275	2,066	2,646	8,941	10,430
Total noninterest expense	20,093	19,744	21,106	80,136	87,806
Income before income tax expense	1,183	8,280	4,402	29,075	27,251
Income tax expense	2,773	1,938	532	10,376	6,860
Net income	$(1,590)	$6,342	$3,870	$18,699	$20,391

MIDWESTONE FINANCIAL GROUP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL INFORMATION

	As of and for the Year Ended December 31, 2017	As of and for the Nine Months Ended September 30, 2017	As of and for the Six Months Ended June 30, 2017	As of and for the Three Months Ended March 31, 2017	As of and for the Year Ended December 31, 2016
(unaudited, dollars in thousands, except per share amounts)
Per Share Data:
Book value per share	$27.85	$28.36	$28.06	$27.39	$26.71
Tangible book value per share, net of associated deferred tax liability on intangibles*	21.67	22.20	21.86	21.01	20.00
Financial Ratios:
Total shareholders’ equity/total assets	10.59%	11.02%	11.09%	10.62%	9.92%
Tangible equity/tangible assets (both net of associated deferred tax liability on intangibles)*	8.44	8.84	8.86	8.36	7.62
Total loans/total deposits	87.77	90.90	88.12	85.54	87.29
Asset Quality:
Gross loans	$2,286,695	$2,263,811	$2,197,503	$2,165,044	$2,165,143
Allowance for loan losses	28,059	26,510	22,510	22,217	21,850
Net charge-offs	11,125	2,005	1,622	674	5,560
Loans past due 30 - 89 days, excluding non-performing and purchased credit impaired loans	8,418	5,546	6,217	7,417	7,832
Other real estate owned	2,010	1,343	1,486	1,696	2,097
Non-performing loans
Non-accrual loans	$14,784	$19,871	$17,740	$20,171	$20,668
Restructured loans	8,870	5,531	7,440	6,880	7,312
Loans 90+ days past due and still accruing interest	207	486	938	3,762	485
Total non-performing loans	$23,861	$25,888	$26,118	$30.813	$28,465

Net loan charge-offs/average loans - annualized	0.51%	0.12%	0.15%	0.13%	0.26%
Nonperforming loans/total loans	1.04	1.14	1.19	1.42	1.31
Nonperforming loans + other real estate/total assets	0.81	0.87	0.89	1.05	0.99
Allowance for loan losses/total loans	1.23	1.17	1.02	1.03	1.01
Allowance for loan losses/nonperforming loans	117.59	102.40	86.19	72.10	76.76

	As of and for the Three Months Ended			As of and for the Years Ended
(unaudited, dollars in thousands, except per share amounts)	December 31, 2017	September 30, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Per Share Data:
Ending number of shares outstanding	12,219,611	12,218,528	11,436,360	12,219,611	11,436,360
Average number of shares outstanding	12,219,271	12,218,528	11,436,115	12,038,499	11,430,087
Diluted average number of shares	12,247,393	12,238,991	11,470,531	12,062,577	11,456,324
Earnings (loss) per common share - basic	$(0.13)	$0.52	$0.34	$1.55	$1.78
Earnings (loss) per common share - diluted	(0.13)	0.52	0.34	1.55	1.78
Dividends paid per common share	0.17	0.17	0.16	0.67	0.64
Performance Ratios:
Return on average assets - annualized	(0.20)%	0.81%	0.51%	0.60%	0.68%
Return on average shareholders’ equity - annualized	(1.81)	7.29	4.98	5.58	6.69
Return on average tangible equity - annualized*	1.64	10.06	7.66	8.00	10.13
Net interest margin*	3.77	3.85	3.68	3.83	3.80
Efficiency ratio*	58.21	56.69	63.73	58.64	66.43
Average Balances:
Total loans	$2,258,009	$2,219,355	$2,151,358	$2,201,364	$2,161,376
Interest-earning assets	2,919,014	2,858,715	2,779,084	2,853,830	2,747,493
Total assets	3,171,060	3,102,348	3,023,070	3,097,496	2,993,875
Interest-bearing deposits	2,075,461	2,021,668	1,970,914	2,032,311	1,932,980
Interest-bearing liabilities	2,335,747	2,268,688	2,190,089	2,270,753	2,158,288
Total equity	347,678	344,961	309,210	334,966	304,670

* Non-GAAP measure. See pages 7-8 for a detailed explanation.